EXHIBIT 99.1
PRESS RELEASE, SEPTEMBER 18, 2006


                       AVITAR COMPLETES $520,000 FINANCING


CANTON, MA -- SEPTEMBER 18, 2006 -- AVITAR, Inc. (OTCBB: AVTI) has completed a financing with accredited investors for the sale of $520,000 of Secured Convertible Notes and 1.5 million seven-year warrants. The proceeds will be used for the marketing and sale of the Company's ORALscreen(R) product, the world's first non-invasive, rapid, onsite oral fluid test for "drugs-of-abuse," as well as for general corporate development.

The Secured Convertible Notes, like the Notes issued pursuant to the $3.75 million aggregate financings Avitar secured in September 2005 and July 2006, will mature three years from the date of issuance and bear interest at 8%. They are secured by the assets of the Company. The Notes are convertible into shares of common stock of Avitar, at the option of the investors, at 65% of the average of the three lowest intraday trading prices of the common stock, as quoted on the OTC Bulletin Board for the 20 trading days preceding the date that the investors elect to convert. The Company has the right to prepay the Notes under certain circumstances at premiums ranging from 20% to 35%, depending on the timing of such prepayment.

The Company is required to file a registration statement with the Securities and Exchange Commission within 30 days after receipt of demand from the investors. The exercise price of the Warrants is $0.15 per share.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. This release is being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933, as amended (the "Act"). The securities described in this release have not been registered under the Act or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirement.

About Avitar,Inc.

Avitar,Inc. develops, manufactures and markets innovative and proprietary products. Their field includes the oral fluid diagnostic market, the disease and clinical testing market, and customized polyurethane applications used in the wound dressing industry. Avitar manufactures ORALscreen(R), the world's first non-invasive, rapid, onsite oral fluid test for drugs-of-abuse, as well as HYDRASORB(R), an absorbent topical dressing for moderate to heavy exudating wounds. Avitar is also developing diagnostic strategies for disease and clinical testing in the estimated $25 billion in-vitro diagnostics market. Conditions targeted include influenza, diabetes, and pregnancy. For more information, see Avitar's website at www.avitarinc.com.

Forward-Looking Statements

This release contains forward looking statements that are subject to risks and uncertainties including the development and marketing of new applications and other risks that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. In view of such risks and uncertainties, the Company's actual results could differ materially from those anticipated in such forward looking statements.

Contact:
Jay C. Leatherman
Avitar Inc.
781-821-2440
jleatherman@avitarinc.com
www.avitarinc.com

The Investor Relations Group
Investors:
Erika Moran / Tom Caden, 212-825-3210
emoran@investorrelationsgroup.com
tcaden@investorrelationsgroup.com

Media:
Susan Morgenbesser, 212-825-3210
smorgenbesser@investorrelationsgroup.com